Exhibit 99.1

Digital Turbine
Fourth Quarter 2015 Earnings
June 11, 2015 at 9:00 a.m. Eastern

CORPORATE PARTICIPANTS Bill Stone – Chief Executive Officer Andrew Schleimer – Executive Vice President and Chief Financial Officer Ghen Laraya – Vice President of Business Affairs

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PRESENTATION

Operator

Good morning, and welcome to the Digital Turbine Fourth Quarter 2015 Earnings conference call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today’s presentation, there will an opportunity to ask questions. To ask a question you may press star (*) then one (1) on your touchtone phone. To withdraw your question please press star (*) then two (2). Please note this event is being recorded.

I would now like to turn the conference over to Ghen Laraya, Vice President of Business Affairs. Please go ahead.

Ghen Laraya

Thank you, and welcome, everyone, to Digital Turbine’s Fiscal 2015 Fourth Quarter Earnings conference call. I’m Ghen Laraya. With me today are Bill Stone, Digital Turbine’s Chief Executive Officer, and Andrew Schleimer, our Executive Vice President and Chief Financial Officer.

Statements made on this call, including those during the question and answer session, may contain forward-looking statements that are subject to risks and uncertainties. Please refer to the Safe Harbor statement included in today’s press release, as well as Digital Turbine’s periodic filings with the SEC, for a complete discussion of the risks and uncertainties that could cause actual results to differ materially from those you may receive today. We will be discussing certain non-GAAP financial results. The press release issued earlier today contains a reconciliation of these non-GAAP financial results to the most comparable GAAP measures.

Now it is my pleasure to turn the call over to Bill Stone.

Bill Stone

Thanks, Ghen and thank you all for joining us today. I’ll start with a review of our fourth quarter, in particular Advertising ramp, which is the combination of Ignite, iQ, and Digital Turbine Media, and also will give you an update on the Core Appia and Appia integration and tell you about the exciting things we’re doing in terms of broadening our product and distribution footprints and driving revenue per device, then Andrew will take you through the numbers, and then we’ll open it up for Q&A.

So let’s get started. First I want to provide an update on guidance for this current quarter. We are having a strong quarter and, as a result, are revising our guidance to the upper end of the previously stated range of $17 million to $19 million. There are a number of potential positive things that we are working on that could allow us to exceed that guidance, and Andrew will provide some color on that later.

But let’s first close out fiscal 2015 ending March 31st. Digital Turbine’s fiscal fourth quarter demonstrated the following takeaways. The Content business has not only stabilized, but is showing material growth; despite seasonality, January was higher than December and the business has diversified away from being reliant upon any one individual Content source. In constant currency, the September month saw $1.2 million of revenue. This contrasts to $1.8 million in December, $2.1 million in January and $2.5 million in March.

The Ignite business continues to ramp, but as discussed before, is still dependent in the short term with the new device launches. As we thought might happen, the fiscal fourth quarter saw no new major device launches, as new rollouts got pushed into April and was heavily reliant upon the Samsung Galaxy Note 4. The good news here is that our capability was still demonstrated in the fourth quarter by the tale of the strong device and, as I will discuss in the context of our current fiscal first quarter, we are seen the new device launches having a material impact on our ramp.

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The Appia Core business, the pure advertising business external to Digital Turbine Media, finished strong, contributing approximately $2.9 million in revenue for the 26 days of the quarter. Appia’s March quarter performance was solid, particularly in view of its strong seasonal performance in the December quarter.

Let me now provide some color on the various products, including Ignite, iQ, the Appia Core and Content. As I know many of you are interested in both the fourth quarter and the current quarter trends, I will talk about both.

For Ignite we think about revenue growth in four dimensions; the first is the number of devices sold with our existing partners, the second is the yield or revenue per device, the third is growth within our existing partners into additional markets, and the final one is expansion of new distribution partners.

First, regarding devices, we have launched on more than 20 new devices this calendar 2015 across 10 different partners, with the most material including the Samsung Galaxy S6, the S6 Edge, the HTC M9 and, most recently, the LG G4. The Note 4, launched last October, continues to be a solid performer for us exceeding our forecast for sales and, as it has been reported by Samsung, the Galaxy S6 is also off to a strong start. This has been offset by the public news by HTC on its disappointing sales of the M9 and the delay of the LG G4 pushed from May until June. As we’ve discussed many times, once we are across all the devices in a particular operator’s lineup these issues become muted, as we are no longer betting on the winners and losers of a particular device model, but in the short term it can affect the numbers in both directions. Again, we enjoyed a solid performance from the Note 4 in the fourth quarter and our Q1 performance in terms of new launches is solid. This momentum supports our conviction on the upper end of our first quarter outlook range.

Secondly, we are seeing the business model evolve to drive yield on the device. We’ve just begun proving demand in revenue from the home screen. Now we are moving into the next phase of revenue growth, which is focusing on optimizing the yield. We continue to do CPI campaigns, which can average anywhere from $1 to $3 in the US, and we’ve seen anywhere from 10% to mid-60% open rates. We are also seeing the emergence of new business models, such as Cost Per Placement, or CPP, and Cost Per Action, or CPA. We are running CPA campaigns today with rates of $5 and seeing opens per device of anywhere from 15% to 20%, and running CPP campaigns that have rates anywhere from $0.30 to $0.80 here in the US, where we get paid on 100% of the opens.

It’s very early days here and we’re spending a lot of time trialing, experimenting, and finding the right balance, of which advertisers, which devices, which segments, which business models, right number of slots, and so on, to all optimize across the device. We’re still in the first inning of getting this model right for the advertisers, for us, and for our carrier partners, however one thing is clear, there is demand for all stakeholders. The single biggest item that’s going to drive accretion on the yield per device is quality and the technologies and engines we are integrating now are all examples that are going to allow us to get the right app to the right customer to the right time. These are the key things that will drive revenue per device performance.

Third, regarding our Ignite partners, we are also seeing growth internationally. Although still modest in total numbers, our growth from international in May was over 900% higher than in January. This has been driven by Vodafone, Globe, Singtel, Cellcom and MSAI. We do expect to see international continue to show strong growth, and while the average yields are a bit lower, the growth potential of the devices is enormous. With our recent launches of Deutsche Telekom and CloudFone and many others deep in the pipeline we do expect to see material growth from international Ignite revenue going forward.

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And finally, I want to talk about new partners. Strategically to date we’ve been focused on mobile operators. Especially in developed markets the mobile operators have control on what the customer sees on their device. We’ve had good success in establishing anchor tenants around the world for this strategy with Verizon here in the United States, Deutsche Telekom in Europe, and Singtel in Asia. It allows us to establish a geographic foothold in a particular market to expand upon. Although I don’t have anything specific to announce today, our traction with real-world deployments has created a very strong pipeline of a number of Tier 1 customers, both here in the United States and around the globe, we are very excited and optimistic about. The credibility of having commercial deployments with Tier 1 operators is a very positive selling point for us.

In the developing world we see a bit of a different dynamic. In many markets customers purchase SIM cards from the operator and bring their own device to the operator for activation. While operators do sell some devices and we have relationships, in these cases getting the opportunity for app installs has to have multiple approaches. To date we have announced that we will be handling app install for HTC, Asus, and Acer globally. I’m pleased to announce today that we’ve also added Sony to that list. These OEM revenue opportunities are not factored into our fiscal 2016 guidance, but we know in aggregate these customers do ship tens of millions of devices per year, so we’re extremely upbeat about the prospects.

Taken altogether, this means more devices, more markets, more partners and higher quality targeting tools to drive yield. These are the cornerstones of our Ignite advertising ramp.

For iQ, we have announced our expansion of additional devices with T-Mobile. We expect to see numerous new devices launch with iQ over the next 90 days to 120 days with them. We’ve also launched iQ with Vodafone and are installing it across all of their Android line up in Australia. While the revenue is not a driver of our results today, nor materially factored into our guidance, we do see many reasons why we believe iQ has the opportunity to be a high-growth revenue engine as we go forward, particularly as we get into fiscal 2017.

In the Appia Core and DT Media business we now have owned the business approximately 100 days, and our thesis has not changed. It was a transformative acquisition. It is now generating solid results for the overall Digital Turbine Group. Combined with our Content business, Appia Core creates a solid floor of revenues.

The current and future ramp for Appia Core business was driven by four key things. First are secular macro tailwinds. The app install market is forecasted to grow 30% year-over-year; the Appia Core business is positioned well to capture its share of this growth.

Second is expansion by geography. Today, over 50% of the customers who click on an Appia app install ad are outside the United States, and this has been accomplished with only four resources staffed outside the United States. We see a tremendous opportunity to grow international traffic by leveraging the Digital Turbine existing international infrastructure. We’ve recently hired resources in both China and Israel and are looking to expand into other geographies. We expect to see Appia’s growth expand internationally.

Next is expansion of advertisers. We currently have 60 of the top 100 apps in the Google Play Store as customers. We see tremendous opportunity to expand this to other brands. Year-to-date we’ve added major app developers and brands, such as Twitter, StarHub, Trivago, Airbnb, CBS, and Lift, while renewing popular brands, such as Pandora, Dominos, Expedia, and so on. Most of these brands are spending dollars with us on both the Appia and Digital Turbine Media networks, making Digital Turbine a one-stop shop for both Android and iOS.

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We currently also have hundreds of global publishers across all continents. Finding and keeping quality publishers that allow us to show advertisers is critical to both renewing existing advertisers as we can demonstrate a strong PIE, or post install event, data to the advertiser, but also allow us to have a bigger distribution pipe to meet the backlog of demand we have from our advertising partners.

Finally. regarding Appia, I wanted to touch on the integration. The integration’s been going extremely well and is ahead of schedule. We’ve integrated much of our technology, product, business development and campaign management processes. Our employees are all now on common benefits, payroll, equity plans, etc., and in the first 100 days we’ve only had one employee voluntarily leave the company. Our focus for the next 100 days will be to more tightly integrate the technical teams, improve our reporting integration and focus on our existing branding and marketing communications.

For the Content business, as mentioned earlier, we have stabilized and are seeing growth in this business. The revenue is now diversified amongst dozens of different content providers versus being controlled by one dominant provider as it was a year ago.

Although the exchange rate headwinds continue to be a challenge, in constant currency the MIA business we acquired two years ago is now doing greater than 100% annualized revenue growth compared to before we acquired it.

One other strategic decision we made this quarter was to discontinue our Content relationship with Cellcom in Israel. We expect to continue our Ignite relationship with them, but the cost to support and migrate Cellcom to our go-forward Content platform we use in other geographies, combined with our strategic focus in other areas, were not worth the very limited financial benefits. We expect this to be a $1.1 million reduction in revenue for this current fiscal year, but we have already baked this into our annual guidance we provided earlier.

To continue our growth in the Content business we are focused on the following. First is expansion in new markets, and we’ve expanded our relationships with both Electronic Arts and Disney to distribute their content into numerous Southeast Asian markets, as an example. Second, expansion of new products; we’ve launched our in app billing wrapper that allows customers to subscribe to content, make in app purchases directly on their mobile phone bill. This is good for customers for increased flexibility of payment and great for content providers and operators for additional revenue streams. And finally is expansion of new customers and services. We now have 82 different DT Pay services that our content providers offer to customers, which compares to 22 a year ago.

So, to wrap up fiscal ‘15, it was a transformative year for the business. We acquired important businesses to build the vision, showcase Tier 1 customer demand for the products, and turned around our Content business.

Before I turn it over to Andrew I did want to touch on the company’s strategy, as we are now in fiscal 2016. For the immediate term our focus is on execution and demonstrating results, growth and traction. Our strategy is to pull each of our three growth levers by expanding the product footprint of the existing carriers and devices as the successes of Ignite and iQ each drive customer demand for the other, and also focusing on expanding our distribution channels and maximizing revenue per device.

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However, in addition to achieving this financial expression of the execution of our strategy, we’re thinking ahead to the future. There’s a tremendous opportunity to join our software to any company touching a mobile subscriber that wants to monetize mobile and enhance the user experience, and this has growth opportunities across multiple types of screens, a broad distribution footprint and expanded and integrated products.

On screens we have focused on smartphones for the purposes of focus in the current market opportunity, but we see our software on any screen from a phone, to a tablet, to a television, to a wearable, to an automobile. The software has been built and designed with the screens in mind.

On distribution there are still hundreds of global operators we are targeting, but today you are seeing an extension of our distribution strategy into OEMs, which we see as key in many parts of the world. We also see opportunity to expand to retailers, distributors, chipset providers, and so on, as the distribution model can support anyone who is touching a mobile subscriber.

On the product side, with Content, Pay, XIO, Appia, Ignite and iQ, we now have the pieces in place and are aggressively working to integrate them into a common suite of products and offerings to deliver against our mission. We can deliver the right app via Ignite or iQ with our Appia network and serve it up on our Content management system and then have the customer put any charges for their app on their mobile phone bill. Today these are separate things. Tomorrow they will work together as a single ecosystem and our operator and OEM customers want it and the end customers expect it.

In short, Digital Turbine’s more than a single product company with a single customer here in the United States. The opportunity is much larger, and we plan on pursuing growth across a wide range of dimensions.

With that, let me turn it over to Andrew.

Andrew Schleimer

Thanks, Bill and good morning.

I’ll start with a review of our financial results for the fourth quarter and the fiscal year 2015. I will conclude with some additional color and perspective on our revised Q1 financial outlook, as well as our full-year outlook.

Please note that since the Appia acquisition closed on March the 6th consolidated fourth quarter financial results include 26 days of Appia, and therefore are not directly comparable to prior periods’ results. In addition, for the fourth quarter’s results all comparisons are being made to the prior sequential quarter, unless specifically noted. We believe that this is a better indicator of how our business is performing, given the vast differences between our company today and at this time last year.

Before I start I’d like to take a bit of time to remind you of our two reporting segments, so that we are all aligned on how we intend to report and describe our business on a go-forward basis. We have two reporting segments, advertising and Content, with advertising comprised of Appia Core and DT Media, and Content comprised of DT Marketplace and DT Pay. Recall that in our Content business the wireless carrier is our customer and we provide content and billing services to them.

However, in the advertising business our customer is the advertiser, and we distribute applications through a network of publishers that include mobile websites, mobile applications and the carrier home screen. This is a key distinction, namely as we demonstrate the importance of advertiser relationships and the strategic rationale for the Appia transaction, as the advertisers are the ones writing the checks to Digital Turbine. While our distribution network is important, our ability to drive long-term meaningful relationships with application developers via the delivery of high-quality users with demonstrable ROI is crucial to our success.

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With that backdrop, let’s move to the discussion of our reported results. Revenue for the fiscal fourth quarter was $10.2 million, compared with $7 million for the fiscal third quarter, for sequential growth of 46%. On a constant currency basis, excluding the impact of the Australian dollar of approximately $600,000 as compared to Q3, fourth quarter revenue increased 55% to $10.8 million. 36% of fourth quarter revenue was generated from our advertising business versus 26% in the fiscal third quarter, while 64% of fourth quarter revenue was generated from our Content business, as compared to 74% in the fiscal third quarter. While our Content business exhibited growth on an overall absolute basis, the mix shift in revenue between segments relative to the third quarter was driven primarily by the inclusion of 26 days of Appia within the advertising segment.

Advertising revenue in the quarter, including 26 days of Appia, approximately doubled from the prior quarter, to $3.7 million. Of this, the Appia Core business represented approximately $2.9 million, with the remainder of revenue generated by DT Media via our Ignite platform. As we have discussed on prior calls, we had expected Q4 results to come in towards the bottom end of our outlook range if all new device launches were pushed into April, and this is in fact exactly what transpired. Reiterating Bill’s comments, it’s important to note that DT Media revenues for Q4 rested primarily on the continued performance of those devices launched in Q3, in particular the Samsung Galaxy Note 4, as there were no new material device launches in fiscal Q4. New devices pushed into April, coupled with the seasonably high quality holiday device selling season in Q3, provided for a tough sequential comp, however we believe the resilience of our performance in the fourth quarter demonstrates our successful Ignite and iQ business models.

Content revenue in the quarter of $6.5 million grew 27% over the third quarter, or approximately 39% on a constant currency basis, driven by new DT Pay and DT Marketplace customers. Revenues are now diversified across dozens of different content providers versus being controlled by one dominant player only 12 months ago. As we also continued to expand into new markets and penetrate existing customers with new products, we expect this business to continue its upward trajectory.

Geographically on a reported basis revenue in the fourth quarter was generated primarily from business in Australia and the United States. The United States is becoming a larger percentage of our total revenue, at 37% in Q4, up from 25% in Q3, largely due to the inclusion of 26 days of Appia revenue. Australia represented 60% of our revenues in Q4, compared to 68% of our revenues in Q3, while realizing absolute growth of 31% on a reported basis and approximately 44% absolute growth on a constant currency basis, driven by the excellent Content business performance as previously alluded to.

Note that for reporting purposes we have included 100% of Appia’s revenue in the United States geography, but, as Bill discussed earlier, over 50% of the customers who click on an Appia Core ad are outside of the United States and we see a tremendous opportunity to grow this revenue stream internationally as we ramp up support in the regions.

Adjusted gross profit, which excludes intangible amortization, was $1.8 million, or 18% of revenue, compared to $2.4 million, or 34% of revenue, for the third quarter of fiscal ’15. The comparison is attributable to revenue mix, specifically a higher proportion of DT Pay revenue within Content, by the inclusion of lower margin Appia Core revenues, and by a lower percentage of DT Media revenue, including a lower contribution from amounts earned from carriers related to sharing of costs of software customization and integration prior to device launches all relative to the prior period.

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Moving forward, given new device launches in fiscal Q1, we expect our higher margin DT Media business to contribute in a more meaningful way to revenue and in turn gross margin. That said, it is important to note the Appia Core margins, which run approximately 20% on average, were further diluted in the fourth quarter by ongoing additional investment in our real time bidding platform in an effort to improve overall bidder performance. We expect to maintain a 20% gross margin on the Appia Core business going forward.

GAAP gross profit was just under $1 million, or 9% of revenue, for the fourth quarter of fiscal 2015 from $2 million, or 28% of revenues, for the third quarter of fiscal ’15 due to the factors related to mix I just mentioned and, as importantly, to the incremental amortization of approximately $0.5 million associated with the inclusion of newly acquired intangibles relating to the Appia deal.

Advertising represented 39% of our adjusted gross profit in the fourth quarter, versus approximately 50% in the third quarter, reflecting the quarter’s revenue mix as we have just discussed and the inclusion of 26 days of Appia. Total advertising gross margin in the quarter was 20%, comprised of a mix of lower margin Appia Core business and a lower proportion of higher margin DT Media business. Content represented 61% of our adjusted gross profit in the fourth quarter, versus 50% in the third quarter, again reflecting the quarter’s revenue mix, as we have discussed. Content gross margin was approximately 17%, driven primarily by a higher overall mix of DT Pay revenues within Content.

Total operating expenses for the fiscal fourth quarter were $10 million versus $7.4 million for this year’s third quarter. The increase is driven by the inclusion of 26 days of Appia and the severance related to executive officers, continued investment in support of our product launches with new carrier partners, an increase in non-cash items, namely depreciation and stock based compensation, which was somewhat offset by a reduction of costs associated with acquisitions.

Total OPEX included $3 million and $1.3 million of non-cash items, depreciation and stock based compensation namely, for the fourth and third quarter, respectively.

Our loss from continuing operations net of income taxes for the fiscal fourth quarter was $9.4 million, or $0.22 a share, based on 43.2 million weighted average shares outstanding. At the deal closing we issued approximately 18.9 million shares to Appia shareholders, or roughly 33% of the combined company, which served to increase our weighted average count in the period.

Net loss from continuing operations for the third quarter was $5.5 million, or $0.15 per share, based on 37.8 million weighted average shares outstanding.

Non-GAAP adjusted EBITDA loss for the fourth quarter of ’15 was $4.6 million, compared to $2.6 million for the third quarter.

Note that we recently reevaluated our definition of adjusted EBITDA at the end of this fiscal year and have determined that we will no longer exclude bonuses or the accrual for bonuses from our non-GAAP measure of adjusted EBITDA.

Touching briefly on full-year fiscal ’15, for the year revenue increased 16% to $28.3 million from $24.4 million, driven by the deployments of Ignite and iQ with new carrier partners in the US and Appia’s 26 day contribution, offset by a moderate decline in the Content business resulting from soft performance in the front half of the year. Masked by this fairly moderate growth is the transformation our business model and the creation of our advertising business ramp, which is already driving accelerated growth in fiscal ’16.

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Gross margin for the full-year of ’15 was 22% on an as reported basis and 29% on a non-GAAP basis, respectively.

Now let’s move to the balance sheet, which is key to our ability to pursue and capture our market opportunity.

Cash, cash equivalents and restricted cash totaled $7.3 million at March 31st, compared with $11.6 million at December 31st. At the closing of the Appia transaction, Appia contributed $1.4 million in cash. Cash and cash equivalents decreased primarily from the payment of fees and expenses associated with the Appia acquisition, which were comprised of the payment of accrued interest on Appia’s subordinated debt, as well as fees to Appia’s financial advisors and counsel, which in the aggregate totaled just over $3 million. The remainder of the use of cash in the period was related to Digital Turbine’s operations, as well as partial payment of the company’s portion of fees and expenses related to the deal.

As a reminder, our cash is primarily domiciled in the United States and Australia. For the avoidance of doubt, we acquired the Australian business of MIA and structured the transaction such that we have the ability to repatriate cash quickly and tax efficiently via a reduction of principal of intercompany debt. That said cash, from operations today in Australia is currently being utilized to invest in the Australian business.

During the quarter we closed the acquisition of Appia and put approximately $10.7 million of debt net of discount on the balance sheet comprised of a $600,000 term loan, $3 million outstanding under the revolving credit facility at the time, and $7.1 million of subordinated debt. To ensure that our revenue ramp is sufficiently funded we have been managing cash and working capital carefully, controlling all working capital accounts, and leaving no stone unturned. This is evidenced by our Q4 cash burn from operations of just less than $3 million.

As we stated at the closing of Appia and in various calls since, we have been working to enhance and expand our relationship with our senior lender, Silicon Valley Bank, and today announced our first step towards achieving our goals. This morning we announced that we entered into an amended and restated loan agreement with Silicon Valley Bank to increase the availability under our revolving credit facility by $1.5 million to a full facility amount of $5 million and to extend the maturity on the revolver by one year from June 30, 2015 to June 30, 2016. We now have this incremental borrowing capacity, subject to continued increases in our accounts receivable, at our disposal to help fund working capital and fuel our continued growth. Looking out into the future our goal is to execute step two of this transaction, which would provide availability sufficient to refinance our subordinated debt.

At the same time, as you are aware and as we were required by the terms of the Appia transaction, we have filed a Registration Statement that was declared effective by the SEC on April 24th. This shelf satisfies our registration rights obligations in connection with our subordinated debt. While we will continue to responsibly manage cash on hand and have upsized our facility with Silicon Valley Bank, the availability of an effective shelf enhances our ability to take advantage and more aggressively pursue additional organic and inorganic growth opportunities should they present themselves in the future. This shelf registration may also be a tool to deal with the release of the first lock up tranche relating to Appia stock on the horizon in September.

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Now turning to our financial outlook. Today we are reiterating our guidance for the full 2016 fiscal year. To recap, our guidance includes revenue in the range of $110 million to $130 million, non-GAAP adjusted gross margin in the mid 30% range, and adjusted EDIBTA positive for the full fiscal year. As set forth in our press release this morning, the company has reevaluated its stance on the exclusion of bonuses from adjusted EBITDA and is reiterating this outlook, assuming bonuses are included in the adjusted EBITDA calculation.

Now turning to Q1. As Bill mentioned, we are updating our outlook to the upper end of the $17 million to $19 million range. The following month of June initiatives could further enhance our outlook and potentially put us above the upper end of our range; number one, our expected seasonal ramp from graduation and Father’s Day in our advertising business; number two, a more meaningful contribution from the launch of the LG G4, which just launched recently after some delays; number three, increased spend from a number of targeted advertisers on the Appia Core network; and finally, number four, the delivery of additional professional services for Ignite customers.

That concludes my prepared remarks, and with that we’d like to turn it over to the operator for Q&A.

QUESTIONS AND ANSWERS

Operator

We will now begin the question and answer session. To ask a question you may press star (*) then one (1) on your touchtone phone. If you are using a speakerphone please pick up your handset before pressing the keys. To withdraw your question please press star (*) then two (2). Again, that is star (*) then one (1) to ask a question.

Our first question comes from Mike Malouf of Craig Hallum Capital Group. Please go ahead.

Mike Malouf

Great. Thanks for taking my questions. Can we start off, Bill, on the OEM, because that seems to be a nice change in the business model. Can you talk a little bit about how does Ignite actually get installed at the point of manufacture and then you are putting apps on the phone at the point of provisioning similar to Ignite now, or can you just talk a little bit about how that would work? Thank you.

Bill Stone

Yes. Sure. So, regarding the OEM strategy, there’s actually two different prongs to it here. One is we have a relationship with an OEM in the Middle East called Touchmate and one in the Pacific Rim called CloudFone that is installing Ignite on the devices, the business model similar to that of the operations where those particular OEMs have some local market traction. The opportunities with HTC, Acer, Asus, and then we announced for Sony today is really more on the user interface. So all of these companies are trying to customize and build stickiness into their products, and so they have different type of feeds. For example, HTC has something called Touch Sense, where you can customize your feeds for ESPN and Twitter and your contacts, pictures, and so on, and so they’ve had a lot of success with that and now they want to figure out how to monetize it.

So what we’re doing with those OEMs on a global basis is we’re now feeding in all the Appia app install network into those OEMs. So it’s not Ignite going on those phones, but what it is is we’re handling all the app install monetization that they’re going to do from the eyeballs now spending time in those user experiences. And what’s important here is, A, that it’s global, so this is not just a US story and so it helps address some of the emerging market issues around how do you get into monetization when people are buying SIM cards, and, secondly, it really allows us a great opportunity to get a foothold in with those OEMs for other products and services.

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Mike Malouf

Okay. Great. Then just a question on monetization per phone. Can you talk a little bit about, you’ve doing this for a little while now, probably have a better idea than you did six months ago, can you help us with what your targets are with regards to monetization per phone; what is the opportunity for that monetization given the better data that you’re going to have here pretty quickly, and then just maybe compare and contrast that of the US and then international?

Bill Stone

Sure. So what we’re seeing right now is good accretion, so every day we’re getting better at this and what we’re seeing here into June is better than what we saw in May, and May was better than we saw in April, and so on, so we’re getting better at it. The thing that why we didn’t put something down specific, we will for our updated call for the quarter in August, just it’s bouncing around a lot, and I’ll give you a simple example. We had one customer that just went from two slots to four slots, so the yield per device just doubled overnight, so clearly that’s a positive development. But in terms of just the average, as we’re still getting the model straight, I touched on the CPA example of $5, where we’re seeing 15%, 20% open rates, which would yield close to basically $1 for that slot, that’s a new model for us that’s emerging. So given these things are bouncing around on a daily basis we don’t want to put something out there today, just given that it’s moving around a lot, but it’s moving around now in the right direction for us so we’re excited about that.

What I’ll say in the United States is that we’re seeing pretty similar rates to the United States and Australia, and then as we go into markets like India and the Philippines we’re probably taking around, say, probably 50% or so reduction, but that’s offset by, obviously, opportunity to materially increase volumes.

Mike Malouf

Okay. Great. Thank you for the color.

Operator

And our next question comes from Andrew DeSilva of Merriman Capital. Please go ahead.

Andrew DeSilva

Good morning, guys. Just have a few questions for you. As far as Ignite devices go during the quarter, are you able to disclose how many devices you added during the quarter?

Bill Stone

Yes. So, Andy for this current quarter we’re seeing a material ramp. We’ll disclose that on the August call given all the new material device launches that have occurred. But we didn’t disclose anything for the end of the fiscal fourth quarter.

Andrew DeSilva

Okay. Okay. That’s fair enough. And then elaborating on one of the questions that was just asked, as far as your OEM partners, Sony, Touchmate, HTC, so on and so forth, the majority of them are using Appia, correct, and not Ignite? Other than Touchmate they’re all utilizing the Appia platform. Is that the right way to think about it it’s the—

Bill Stone

Yes. So I would think of these OEMs, and this is a great synergy from the transaction, I would think of the OEMs as another publisher for Appia in terms of how we’re utilizing them, but then we’re using our business development in a global scale to help round that out and complement it and then use the opportunity for the other products and services, such as Ignite and iQ and Marketplace, as future business development opportunities with those customers.

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Andrew DeSilva

Okay. And then you went to a conference last month, and you put out a slide deck and it had some nice metrics as far as how many devices are sold by each of those OEMs, and it came out to around 46 million, excluding Sony, obviously, because that was just announced. Are you assuming that out of those 46 million devices you’re on all of them or is there an assumption to certain devices that you’re going to be on? A little clarity there would be useful as well.

Bill Stone

Yes. So it varies by manufacturer, but basically I think about it is across all of those Android devices, both smartphones and tablets that we’ll be on on a go-forward basis.

Andrew DeSilva

Okay. All right. That’s good. And then continuing with that conference, you there essentially said that you were restating guidance for 2015 as well as 2016. I’m just trying to get my hands around this. When you restated your fiscal year ‘15 guidance at the conference and your initial full-year guidance stated revenues would be between $28 million and $32 million with I think adjusted gross margins in the mid 30% range. What exactly changed or what was missed then for your gross margins to come in so low now and then what structurally is changing going forward into 2016 that gives you the confidence that your gross margins are going to be trending up so much more than they were at the end of the year now that Appia is in and that’s going to be substantially lower than what you’re guiding for?

Bill Stone

Yes. Sure. So let me start with that, and then I’ll turn it over to Andrew for some color. Yes, so really the gross margin story for us hasn’t changed as we look at it on an annualized basis. Given where we’re at right now, though, we’re going to see some variations in mix from quarter-to-quarter and the mix between the Contents business and the Appia Core business for the quarter obviously negatively impacting gross margin, as some of the things that Andrew talked about with professional services, the ramp of additional Ignite and iQ customers that will positively impact gross margin. Remember, some of those pro services work is done at 100% gross margin. So those are all things that will impact us positively, and so as we look at it from an annual perspective that’s why we’re comfortable in the mid 30% range, although on a quarter-to-quarter basis you can see it bounce around a little bit.

Andrew Schleimer

Yes, so we finished the year, Andy, on an adjusted gross margin basis, which is where we guided to, at 29%, which is below the mid-thirties, and as we alluded to a handful of items contributing to that. Largely it’s mix and it’s the Appia Core business as well during that period being somewhat adversely impacted by increased investment in RTB, which has a negative impact in margins on the quarter. But overall, again to reiterate Bill’s comments, the story hasn’t changed. With the ramp of DT Media, which carries much higher margins than Core Appia, as well as our more traditional Content business, we’re comfortable and confident today for the full fiscal year reiterating in the mid-thirties for ’16.

Andrew DeSilva

Should we assume, I know you don’t offer quarter-by-quarter assumptions, but is it fair to assume as we ramp up going forward with iQ and Ignite that we should just begin to see a steady increase in margins probably topping off in the December quarter, and is that an assumption that you guys feel comfortable with or am I just looking at it the wrong way?

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Andrew Schleimer

Yes I think that’s right. As DT Media holistically becomes a greater proportion of our revenue mix the margins clearly should accrete over time, and as we get into the summer months, move past graduation and Father’s Day here into the summer, as well as back-to-school on the backend, we do have some material tent poles selling events to sell into and, as we discussed, 10 new devices with T-Mobile in the next 90 days to 120 days and other device launches amongst carriers get us very comfortable that there will be a mix shift away from content into advertising, and within advertising more DT Media relative to Core Appia.

Andrew DeSilva

Okay. Last question for you guys, as far as Precision is going with Verizon, can you give an update on that? Are you seeing it being useful and is it helping you better deliver the correct content to the right user?

And have you begun pushing applications now out after a phone’s been activated through Verizon? My phone recently got a couple new apps installed, and I wasn’t sure if that was you guys or someone else.

Bill Stone

Yes. Yes. So we’re about to begin, Andy, our Precision work. We’ve been dealing with a variety of issues with Verizon, make sure we have all these legal and security and audit and other things associated with that data, because that’s obviously very sensitive that we take seriously, and as does Verizon, and so we anticipate that we’re imminent to start beginning that. We have not yet. We think that that will be a material driver of improved yield per device over the long-term, but we’re going to start here soon and we’ll have things like age, gender, language preference, and so on, and that’s something the advertisers really desire off the Ignite platform.

Andrew DeSilva

And the pushing applications, you’re not doing that or are you doing that?

Bill Stone

Can do that. We’re not pushing applications out to customers, at least here in the United States, after they get their phone, but however, if you do do a factory reset or get a software update or something to that effect then yes, the opportunity to push additional applications exists. But that’s not something at this phase of the game that we’re doing actively.

Andrew DeSilva

Okay. Thank you, guys. Good luck going forward.

Bill Stone

All right. Thank you.

Operator

And our next question comes from Bill Sutherland of Emerging Growth Equities. Please go ahead.

Bill Sutherland

Thanks. Good morning. With the big rollout of iQ with T-Mobile coming up, Bill, I’m just curious if you could help us think about the economics per user as you get more data on that.

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Bill Stone

Yes. Yes. Sure. So how I think of the economics per user is just that we’re going to be putting the software across 100% of the user base. We’ll get some percentage of the user base to engage in that and come back. One of the great things of why T-Mobile wanted to go forward was the stickiness and the engagement of customers continuing to come back into the experience more the one time. How we’ll think about the product is we’ll be able to deliver both organic and sponsored app recommendations, leveraging the XIOS technology. And from an economics perspective, as we’ve said before, without giving any specific deals we think about it similar to Ignite as the average, the averages being around 50/50 rev share with the operator on all the sponsored app installs that a customer pulls down.

But I think the real key here is that unlike Ignite, where you have a customer that gets a phone out of the box and then we have basically that first 30 days as monetization, with iQ it will be ongoing so we’ll have the opportunity to monetize that for the life of the device over 12 months to 18 months. So, while it’s not a material driver now, as you then get all the users every day continue to add on it’s like a snowball going down a hill in terms of recurring subscriber opportunities and interfaces in. So that’s why in my comments I referred to the opportunity as we think about it as a fiscal ’17 item, but as we have to get the ramp going here and get this thing on more devices it won’t be material in the short term.

Bill Sutherland

Well, two follow-ups on that. I guess I’m trying to figure if you guys have enough history yet with the early installs to have a sense of overall life of a phone with a user, what the numbers could look like per user, or is it just too early to have any data?

Bill Stone

Yes, we do have some data. I would consider one of the things historically, Bill, we want to do is change the culture of how we’ve approached these kinds of things in the past. We all want to have good empirical data before we start material baking things into our guidance, and iQ it’s still early days. Yes, we have some data, but I’m not at a point where I’m comfortable taking that and extrapolating that out and baking it into a huge number of the guidance, because I can run the numbers out and they can look really attractive but we’re just not at a point yet where we want to do that. We’ve made that mistake in the past; we’re not going to do it again, so we’re going to be extremely conservative at this point.

But I do want you to hear my optimism and excitement about the long-term potential of the product. But until we get a few good solid quarters under our belt with significant material volumes of devices, like we’re now starting to see with Ignite, we don’t want to get over our skis.

Bill Sutherland

Yes. Yes. Understood. Andrew, the guidance for the quarter also reflects the same, given the current mix of business, the same kind of currency impact that you saw in Q4?

Andrew Schleimer

You’re talking about fiscal Q1 guidance?

Bill Sutherland

Right.

Andrew Schleimer

Right now we believe that the Aussie dollar has stabilized. Again, don’t expect it to go down any further. We ended fiscal Q3 on an average of $0.83 and ended fiscal Q4 on average about $0.78 and we’ve seen the Aussie dollar stabilize in the quarter. So we’re not putting much credence at this point in time in terms of moving around in the range based upon the Aussie dollar. No.

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Bill Sutherland

Okay. Thank you, guys.

Andrew Schleimer

Thank you, Bill.

Operator

And our next question comes from Jon Hickman of Ladenburg. Please go ahead.

Jon Hickman

Hello.

Bill Stone

Hello, John.

Jon Hickman

Good morning. I was wondering, could you opine a little bit on what you think the percentage of your business from Australia will be in future quarters?

Andrew Schleimer

Yes. Sure. As we look at the Content business overall, 74% of the business overall for Digital Turbine was related to Content in Q3 and 64% was related to Content in Q4. The lion’s share of that was related to Australia. We do believe, though, on a relative basis, as DT Media becomes a much larger percentage of the overall mix, that that percentage of Content/Australian business will certainly come down.

I just want to refer to comments that we’ve made previously as it relates to the midpoint of our guidance range of $110 million to $130 million and the floor that Bill alluded to, Jon, in talking about Core Appia/Content of $55 million on a trailing 12-month basis and roughly $60 million as we’ve quoted publicly. Implicit in that is Australian Content business, as well as Appia Core, and the remainder of the growth that gets us from roughly $60 million to the midpoint of the guidance range of $120 million is from DT Media. So, as we continue to track towards our goals of $110 million to $130 million, which we’ve reiterated today, the proportion of DT Media relative to the whole will increase substantially, which will also mute the impact and effect of the Australian dollar and the Content business, particularly as it relates to overall margin as well.

Jon Hickman

Yes, but my question is more of if you isolate the Content business itself, Australia is still going to be a major factor in that particular segment going forward?

Andrew Schleimer

That’s right. Within Content that’s correct. Although we have launched new customers and penetrated existing customers with new products, the Aussie business will continue to be the material driver of Content in the near term.

Jon Hickman

Okay. And then severance costs, what were they in the quarter?

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Andrew Schleimer

Severance costs were just under $0.5 million for the executive team in Appia that we took a charge for.

Jon Hickman

Okay. And then by the comments around costs associated with software integration during the quarter does that mean that you didn’t get paid for the software integration you did or you didn’t do any during?

Andrew Schleimer

Yes, we didn’t recognize any revenue for the high margin software integration in the quarter relative to revenue that was recognized in Q3. So that’s correct, we did not have any statement of work, if you will, in fiscal Q4 and that impacted margin as well, the revenue on margin.

Jon Hickman

Okay. And then so could you explain, just one more question for me, I understand the CPA model where you get paid only if the person does the action that’s required by the advertiser. The CPP model, could you elaborate on that?

Bill Stone

Yes. So the CPP is a Cost Per Placement, so rather than having to wait for the customer to do some sort of action, like open the app or make a registration or something within the app, the CPP is where the advertiser pays us for 100% of the apps that we install on the phone. So this is really attractive for providers or advertisers or developers that are, A, taking a more long-term view versus an immediate-term view because they’ll have that app on the user’s device for the lifetime of it, which averages anywhere from one year to two years, and also it works well for brands. They want to make sure again that they have your mind share not just for using the app, but also in terms of how you can think and interface in with that. So that’s where we’re seeing the predominant amount of CPP today.

We expect to see that to continue to grow as the app install business for Ignite’s a little bit different than, for example, what a Facebook does or what we do on iQ, where there’s more immediate term attribution, so it’s much more of a branding play given the home screen of the device. So I think that will be a good thing for us as it provides more certainty and visibility in terms of revenue stream, since you’re getting paid across 100% of those. So we went to find the right balance.

Jon Hickman

So on a CPP it doesn’t matter if they open it or—

Bill Stone

That’s right. We’ll get paid for 100%.

Jon Hickman

So right now most of your placements are what model?

Bill Stone

Right now they’re basically, it literally varies from day-to-day, but I’d say that we’re probably a majority CPI, followed by CPP, then CPA. We see the model evolving to other things in the future as we’re having conversations with advertisers, but those are the three principles today.

Jon Hickman

And the open rates, the 10% to 60%, how has that fluctuated recently? Before you were saying something between like 30% and 50%.

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Bill Stone

Yes. So it really depends upon, Jon, the campaign, because the variable that’s important there is what’s the dollar CPI rate. I’d rather have a 25% open rate on a $4 CPI than a 50% open rate on a $1.50 CPI, so we look at it holistically in terms of what the rate is. And we may take a lower open, knowing that we’re going to get a lower open because we have a higher CPI and vice versa, depending upon the campaign, and that’s back to the experimentation that we’re doing. To Andy’s question earlier around some of the Precision and other data science tools that we’re integrating and why those will be so important to get both of those numbers moving north.

Jon Hickman

And then my last one, just how many brands or advertisers, or I don’t exactly know the right word to use, but I think brands is probably best, are you installing apps for over the course of— what’s your count right now?

Bill Stone

Yes. So from an overall Digital Turbine perspective, including Appia, it’s hundreds. As I mentioned, were in 60 of the top 100 Google Play apps today and then all the brands on top of that. From a Digital Turbine Media perspective, I’d say we’re probably between 25 and 50 today.

Jon Hickman

Okay. Thank you. Have a good day.

Bill Stone

Thank you, Jon.

Operator

And our next question comes from Ilya Grozovsky of National Securities. Please go ahead.

Ilya Grozovsky

All right. Thanks, guys. So my question was just first on clarification. What did you say the guidance was for fiscal ’16 adjusted EBITDA?

Andrew Schleimer

We said that it would be positive for the full-year now adding back, including bonuses. So we didn’t give a specific number, Ilya, it was just reiterating our previous guidance that we’d be positive for the entire year and now layering on top the new definition of adjusted EBITDA.

Ilya Grozovsky

Okay. And what about in the first quarter?

Andrew Schleimer

We haven’t given any specific adjusted EBITDA guidance on a quarterly basis, just on an annual basis today.

Ilya Grozovsky

Okay, got it. So, as far as the new devices go, so obviously the Samsung S6 has been fairly successful. That’s in the launch mid-April, is going to be in your June quarter. Going forward there really, as far as I know, aren’t any new devices over the next three quarters, four quarters that are going to be coming around that should have that type of an impact. So your guidance and your outlook for the year is it assuming that you will add additional carriers or are you assuming that the numbers just continue to grow for the devices that are already out there?

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Bill Stone

Yes. So, Ilya, it’s a few different dimensions. First off, as we go across the devices in the lineup and the older devices get phased out, what we typically see is mobile operators will consistently sell similar volumes quarter-over-quarter of smartphones. So here in the United States if the four major operators average 20 million devices a year, or 5 million a quarter just to keep the math simple, that’s a pretty consistent metric, so as the new ones come out and the old ones get phased out and we’re on all those new ones I would expect us to continue to get our share of that versus betting on okay what’s the next big thing that’s going to launch to be a catalyst for us. But I think that you’ll still continue to see the G3, the M9, the S6, the S6 Edge, and a variety of the other ones coming out continue to drive volumes above and beyond this quarter.

But more important, or equally important to that, will be the yield conversation that we just had, but also the expansion of new customers, new markets as well, and I touched on that in some of my remarks. So those will all be the catalysts to drive additional top line growth to the category more so than just one new big device launch that’s happening over the next few months.

Ilya Grozovsky

Okay, got it. Thank you.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Mr. Bill Stone for any closing remarks.

CONCLUSION

Bill Stone

Yes. Thank you all for joining the call today. We appreciate your support. We’ll be back in August with our quarterly update to build on the momentum that we have today, and we appreciate you all joining the call. Thank you very much.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.